Exhibit 99.1

November 19, 2014

To: La-Z-Boy Incorporated Directors and Executive Officers

Re: Notice of Expected Imposition of Blackout Period Relating to La-Z-Boy Incorporated Stock

This notice is being provided to you regarding a temporary suspension of trading in La-Z-Boy Incorporated equity securities during a short blackout period (the “Blackout Period”) that is scheduled to be imposed under the La-Z-Boy Incorporated Retirement Contribution and Profit Sharing Plan (the “Profit Sharing Plan”) and the La-Z-Boy Incorporated Retirement Savings Plan (the “Savings Plan” and together with the Profit Sharing Plan, the “Plans”). We will replace the current service provider for the Plans, and as a result participants in the Plans will be temporarily unable to change how their account balances are invested, change how their future contributions are to be invested, request a loan, request a distribution, request a withdrawal, access their account information online or by phone, or take other actions related to their accounts. The Blackout Period has been imposed to allow for the orderly transfer of records from the current service provider to the new service provider.   The Blackout Period for the Plans is scheduled to begin as of 3:00 p.m., Eastern, on November 21, 2014 and to end on December 15, 2014 at 8:00 a.m., Eastern.

Under the Sarbanes-Oxley Act of 2002, we are required to provide you with notice that during the Blackout Period, regardless of whether you are a participant in either Plan, you are generally prohibited from: (a) directly or indirectly purchasing or acquiring any of the common stock of La-Z-Boy Incorporated in connection with your service as an executive officer or director, under our equity compensation plans or otherwise; or (b) directly or indirectly selling or transferring any common stock of La-Z-Boy Incorporated that you acquired previously in connection with your service as an officer or director. The La-Z-Boy Incorporated common stock that you own subject to these restrictions includes any shares you received under the Plans, the Amended and Restated La-Z-Boy Incorporated 2010 Omnibus Incentive Plan, or any predecessor plans. While the trading prohibition is limited to stock “acquired in connection with service or employment as a director or executive officer,” that term is broadly defined in the SEC’s rules, and the rules contain a presumption that any stock sold by a director or executive officer during the Blackout Period was so acquired unless the director or executive officer establishes otherwise by specific identification of the stock in question.

Please note that the rule against the “indirect” sales or purchases, etc., can extend these prohibitions to transfers or acquisitions of La-Z-Boy Incorporated common stock by immediate family members living with you or trusts or other entities in which you have an interest.

These restrictions may have exceptions for certain transactions, including, but not limited to La-Z-Boy Incorporated common stock purchased or sold pursuant to a Rule 10b5-1 plan. The rules, however, are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe. Therefore, please contact Jim Klarr, Secretary and Corporate Counsel, directly at (734) 242-1444 or 1284 N. Telegraph, Monroe, MI, 48162 before you, any immediate family member living with you or any trust or other entity in which you have an interest engages in any acquisition, sale or other disposition of common stock of La-Z-Boy Incorporated during the Blackout Period, if you believe that a transaction in which you have an interest may occur during the Blackout Period, or if you have any questions concerning the Blackout Period or this notice.  Please keep in mind that the expected end of the Blackout Period will in no way affect other prohibitions on trading common stock of La-Z-Boy Incorporated, including the normal prohibition on trading in common stock of La-Z-Boy Incorporated while in possession of material non-public information.